Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John_Robison@rlicorp.com
www.rlicorp.com

RLI increases dividend, renews stock repurchase program

PEORIA, ILLINOIS, May 3, 2007, RLI Corp. (NYSE:RLI) — RLI’s board of directors has declared a second quarter cash dividend of $0.22 per share, reflecting a two cent, or 10%, increase over the prior quarter’s dividend.  The dividend, which is payable on  July 13, 2007, to shareholders of record as of June 29, 2007, will take RLI’s cumulative return to shareholders to more than $143 million over 124 consecutive quarterly dividends.  The company’s dividend yield would be 1.6%, based on the $0.88 indicated annual dividend and yesterday’s closing stock price of $55.99.

Over the last five years, the company’s quarterly dividend has grown by an average of 20.9% per year, and 13.9% per year over the last decade.  Mergent’s Dividend Achievers currently ranks RLI 83rd among 11,000 public companies for having the longest record of consecutive dividend increases.  The company has increased dividends for 32 straight years.

In other action, the board adopted a new stock repurchase program for up to $100 million of RLI common stock.  The stock repurchase program will be conducted on an ongoing basis and will be subject to availability of stock, market conditions, the trading price of the stock and the company’s financial performance.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 25 office locations.  The company’s talented associates have delivered underwriting profits in 26 of the last 30 years, including the last 11.  RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.